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                                                                   EXHIBIT 10.12

                            MANAGEMENT INCENTIVE PLAN

                       HASTINGS BOOKS, MUSIC & VIDEO, INC.


BACKGROUND AND OBJECTIVES


The overall compensation strategy of Hastings Books, Music & Video, Inc. (Hastings) is to provide key management with competitive total direct pay opportunity. The two cash components of the Hastings compensation program are base salary and management incentive opportunity. Periodic base salary adjustments will be used to reward an employee's sustained job performance over time, while also recognizing external salary market movement and increases in job responsibility.

The Management Incentive Plan (the MIP) for Hastings will provide incentive cash pay at risk, with potential MIP rewards tied to performance achievement. When MIP performance goals are met, MIP awards plus base salary will approximate competitive total cash pay opportunity for all plan participants. The following document defines MIP eligibility, the size of potential award opportunities, performance measurement, form and timing of award payments, administrative guidelines and definitions for ongoing MIP management.


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ELIGIBILITY

Award eligibility will be determined by the CEO at the beginning of each performance/award period. Generally, MIP participants will be the key managers. e.g., Directors, Managers and associates, who primarily are responsible for the annual growth and profitability of the Company. The number of eligible MIP participants is expected to vary from year to year, as Hastings expands and as the Company's compensation strategy and programs are refined. The CEO will determine whether a person employed by Hastings less than six months prior to the end of the applicable performance measurement period will be eligible for an award for that period.

INCENTIVE TARGETS

At the beginning of each performance period, each participant in the MIP will be assigned an INCENTIVE TARGET EXPRESSED AS A PERCENT OF BASE SALARY. This incentive target for the initial performance period can increase to 125% of the targeted amount (or decrease to 50% of the targeted amount) based on performance achievement. MIP incentive targets and minimum/maximum limits may be re-defined from time to time, as modifications are made in Hastings' management compensation strategy. Within 90 days after the end of each performance period, each participant's base salary rate will be multiplied by the actual MIP award percentage earned to determine the dollar value of the award for the prior performance period. For MIP calculations "base salary rate" shall mean the base salary rate in effect at the end of the performance period in which the award is earned.


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MIP AWARD POOL

The MIP award pool shall be established at the beginning of each performance measurement period. The size of the MIP pool will equal 100% of all targeted MIP awards for all MIP participants.

PERFORMANCE MEASURES

At the beginning of each performance period, the Compensation Committee or CEO shall establish in writing the performance goals that shall determine the size of the MIP award. For the initial performance period, the primary performance measures for all MIP participants will be sales and return on equity (ROE), as defined in the Hastings annual business plan. ROE is defined as the after-tax rate of return on beginning shareholders' equity. Performance goals for MIP awards may be equal to or exceed the goals in the Hastings business plan, as determined by the Company's Compensation Committee or CEO. At the end of the performance period, the Compensation Committee or CEO shall certify in writing the extent to which the performance goals were satisfied.

In addition to the MIP targets, senior management, the Hastings Compensation Committee and CEO jointly will establish minimum acceptable and outstanding MIP goals as follows:

o MINIMUM ACCEPTABLE- Hastings performance at 50% of the target level, below which only the minimum incentive will be paid;


o TARGET - Hastings performance at 100% of target, where the MIP adjustment factor is 1X, with "X" equal to the target incentive pool; and


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o         OUTSTANDING - Hastings performance at or above 150% of target, where the MIP adjustment factor is 1.25X, with "X" equal to the target incentive pool.


Semi-annually, the Company will review actual results measured against overall Hastings goals to establish the size of the MIP pool earned. Simultaneously, senior management will recommend to the Compensation Committee and CEO appropriate MIP goals for the next performance period.

Exhibit 1 presents a sample performance matrix that would be used to modify the initial MIP award pool for performance goal achievement.

If, during a performance period, Hastings' Compensation Committee or CEO determines that an accounting reserve needs to be set aside to fund a future financial contingency for Hastings, the Board shall establish such a reserve and determine if adjustment(s) in the MIP target(s) for the affected performance period(s) are warranted. Similarly, the Compensation Committee or CEO has the authority to modify the MIP targets at the end of a performance period to adjust for extraordinary circumstances, including mergers, acquisitions, recapitalizations, or any other substantial changes in the Hastings business plan(s).

The Board of Directors and the Compensation Committee also retain the right and authority to adjust, amend, or suspend any current payments in the MIP for any given performance period, if, in the good faith determination of the Board of Directors or Compensation Committee, the payments of such MIP amounts would result in a material adverse change to, or a material decline in, the financial condition or prospects of Hastings.


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CEO DISCRETIONARY ADJUSTMENTS

After the size of each MIP award has been determined based on MIP performance achievement, the CEO shall have the authority to make limited adjustments in MIP awards based on individual performance contributions. Such CEO discretionary adjustments, if any, shall be limited to -30%, and shall be restricted to downward adjustments only. Exhibit 2 presents a sample MIP award calculation.

FORM AND TIMING OF AWARDS

MIP award calculations will be finalized within 90 days after the end of each performance period. MIP awards will be paid in cash in two distributions annually (initially in April for August through January performance and in October for February through July performance), unless a participant makes an election to voluntary defer a portion of his/her award.

o Voluntary deferrals must be submitted to the CEO in writing at the beginning of the fiscal year to avoid constructive receipt, i.e., tax liability before the award is actually paid to the executive.

o Cash deferral elections shall be limited to one half or all of the award and should be limited to a maximum of three payments to avoid administrative complexity.

o Participants also may elect to apply the lesser of $50,000 or 50% of the earned MIP award to purchase discounted Hastings common stock through the 1996 Management Stock Purchase Plan.

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To ensure deferral of taxes on the purchase (and discount) amount, the purchase would be made in restricted stock units, which would be converted to shares of Hastings stock after an additional three years of employment, as described below:

~ The purchase price of each restricted stock unit would be 75% of the fair market value of one share of common stock on the date the MIP cash award is payable.

~ Each restricted stock unit will fully vest and will be exchanged for one share of Hastings common stock if employment is not terminated before the end of a three-year restriction period.

~ The restriction period would begin on the date the performance units are purchased.

~ If employment is terminated during the three-year restriction period (other than "for cause"), the conversion value of the restricted stock units would be the lessor of the initial unit purchase price or the fair market value of the stock at the date of termination. If employment is terminated "for cause" during the restriction period, all restricted stock units would be forfeited.

~ The employee would owe taxes on the (fully appreciated) value of the shares when the units are converted to Hastings stock.


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ADMINISTRATIVE GUIDELINES AND DEFINITIONS

The MIP shall be administered by the CEO and the Associate Resources Department, with final approval for all performance goals and award targets resting with the Compensation Committee ("the Committee") of the Company's Board of Directors or CEO. All decisions made by the Committee or CEO shall be final and binding.

o Employee Termination - A participant must be an employee of the Company on the day the MIP award is finalized and approved for payment by the Hastings Compensation Committee.

o New Hires - Newly hired participants shall earn MIP awards on a pro-rata basis, based on their date of employment. The CEO will determine whether a person employed by Hastings less than six months prior to the end of the applicable performance measurement period will be eligible for an award for that period.

o Base Salary - Base salary for MIP award calculations shall be the ending rate of pay for the performance period in which the award is earned.

o Support Documentation - The CEO and Associate Resources Department of the Company shall be responsible for maintaining all necessary support documentation regarding performance and bonus calculations under the MIP.


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                                                                       EXHIBIT 1

                       HASTINGS BOOKS, MUSIC & VIDEO, INC.
                            MANAGEMENT INCENTIVE PLAN

INCENTIVE TARGET ADJUSTMENT VS. PERFORMANCE:



                              1996 ROE VERSUS PLAN

1996
SALES VS     <60%     60%     70%     80%     90%    100%    110%    120%    130%    140%    >150%
PLAN
>150%        100%    105%    110%    115%    120%    125%    125%    125%    125%    125%    125%

140%          95%    100%    105%    110%    115%    120%    120%    120%    120%    120%    125%

130%          90%     95%    100%    105%    110%    115%    115%    115%    115%    120%    125%

120%          85%     90%     95%    100%    105%    110%    110%    110%    115%    120%    125%

110%          80%     85%     90%     95%    100%    105%    105%    110%    115%    120%    125%

100%          75%     80%     85%     90%     95%    100%    105%    110%    115%    120%    125%

 90%          70%     75%     80%     85%     90%     95%    100%    105%    110%    115%    120%

 80%          65%     70%     75%     80%     85%     90%     95%    100%    105%    110%    115%

 70%          60%     65%     70%     75%     80%     85%     90%     95%    100%    105%    110%

 60%          55%     60%     65%     70%     75%     80%     85%     90%     95%    100%    105%

<60%          50%     55%     60%     65%     70%     75%     80%     85%     90%     95%    100%


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                                                                       EXHIBIT 2


                       HASTINGS BOOKS, MUSIC & VIDEO, INC.

                            MANAGEMENT INCENTIVE PLAN

                            SAMPLE AWARD CALCULATION


ASSUMPTIONS:

Management current salary is $50,000.

Annual MIP award target is 30% of salary or $15,000. Semi-annual MIP award target is 15% of salary or $7,500.

Actual sales are 90% of Plan and ROE is 100% of Plan (95% of Targeted MIP component earned base don matrix).

CEO Discretion: Assume individual performance is satisfactory and CEO deducts nothing from earned award.


CALCULATIONS FOR:                      SEMI-ANNUAL  ANNUAL AWARD

Current Salary:                         $50,000       $50,000

Semi-annual Target:                        x.15          x.30
                                        -------       -------
                                        $ 7,500       $15,000
                                        -------       -------
Performance Adjustment re:Matrix:          x.95          x.95
                                        -------       -------

Semi-annual MIP award earned:           $ 7,125       $14,250



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